PROSPECTUS SUPPLEMENT NO. 9 (to Prospectus dated February 21, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-215157

THE FIRST BANCSHARES, INC.

3,563,380 Shares of Common Stock

This prospectus supplement relates to the Prospectus dated February 21, 2017 (“Base Prospectus”), as supplemented by Prospectus Supplement No. 1 dated March 16, 2017 (“Prospectus Supplement No. 1”), Prospectus Supplement No. 2 dated April 13, 2017 (“Prospectus Supplement No. 2”), Prospectus Supplement No. 3 dated May 10, 2017 (“Prospectus Supplement No. 3”), Prospectus Supplement No. 4 dated May 30, 2017 (“Prospectus Supplement No. 4”), Prospectus Supplement No. 5 dated August 9, 2017 (“Prospectus Supplement No. 5”), Prospectus No. 6 dated October 25, 2017 (“Prospectus Supplement No. 6”), Prospectus Supplement No. 7 dated November 1, 2017 (“Prospectus Supplement No. 7,” ) and Prospectus Supplement No. 8 dated November 10, 2017 (“Prospectus Supplement No. 8,”) and together with the Base Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, and Prospectus Supplement No. 8, the “Prospectus”), which permits the resale of up to 3,563,380 outstanding shares of our common stock by the selling securityholders identified in the Prospectus, as amended and supplemented from time to time. We will pay the expenses of registering the shares, but we are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

This prospectus supplement is being filed to update, amend, and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 6, 2017, (the “Form 8-K”). Accordingly, the text of the Form 8-K is included herein and made a part of this prospectus supplement. You should read this prospectus supplement together with the Prospectus, which is to be delivered with this prospectus supplement.

The First Bancshares, Inc. common stock is listed on the NASDAQ Global Market under the symbol “FBMS”. On December 6, 2017, the closing sale price of the common stock on the NASDAQ Global Market was $33.35 per share.

The securities offered by the selling securityholders, which are shares of our common stock, are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

Investing in our common stock involves a certain degree of risk. We urge you to carefully read the section entitled “RISK FACTORS” beginning on page 7 of the Base Prospectus, as amended and supplemented by the “Risk Factors” included in Item 1A. of The First Bancshares, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was included in Prospectus Supplement No. 1, as updated by the “Risk Factors” set forth in Item 1A. of The First Bancshares, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which was included in Prospectus Supplement No. 8, and all other information included in the Prospectus in its entirety before you decide whether to invest.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 7, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2017 (December 6, 2017)

The First Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Mississippi	33-94288	64-0862173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6480 U.S. Highway 98 West, Suite A

Hattiesburg, Mississippi, 39402
(Address and Zip Code of principal executive offices)

(601) 268-8998

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

Agreement and Plan of Merger

Merger. On December 6, 2017, The First Bancshares, Inc., a Mississippi corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sunshine Financial, Inc., a Florida corporation (“SSNF”), whereby SSNF will be merged with and into the Company (the “Merger”). Pursuant to and simultaneously with entering into the Merger Agreement, the Company’s wholly owned subsidiary bank, The First, A National Banking Association (“The First”), and SSNF’s wholly owned subsidiary bank, Sunshine Community Bank, entered into a Plan of Bank Merger whereby Sunshine Community Bank will be merged with and into The First immediately following the merger of SSNF with and into the Company (the “Bank Merger”).

The Merger Agreement has been unanimously approved by the boards of directors of the Company and SSNF. The transaction is expected to close in the first or second quarter of 2018, subject to customary conditions discussed below.

Merger Consideration. Pursuant to the Merger Agreement, each outstanding share of SSNF common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive, at the election of each SSNF shareholder, either (i) $27.00 in cash, or (ii) 0.93 of a share of First Bancshares’ common stock, provided that the total mix of merger consideration shall be fixed at 75% stock and 25% cash. Each outstanding share of SSNF common stock subject to vesting restrictions shall become vested immediately prior to the effective time of the Merger and will be converted into the right to receive the same merger consideration that other SSNF shareholders are entitled to receive. Each option to purchase shares of SSNF common stock shall be cancelled as of the effective time of the Merger and converted into the right to receive a cash payment equal to the product of (i) the total number of shares of SSNF common stock subject to such option times (ii) the excess, if any, of $27.00 over the exercise price per share of SSNF common stock subject to such option.

Each outstanding share of the Company’s common stock shall remain outstanding and unaffected by the Merger.

Representations and Warranties. The Merger Agreement contains usual and customary representations and warranties that the Company and SSNF made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and SSNF and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating certain terms. Moreover, certain of the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk between the Company and SSNF rather than establishing matters of fact.

Covenants; No Solicitation. Each party also has agreed to customary covenants, including, among others, covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the consummation of the Merger. Additionally, SSNF has agreed (i) not to initiate, solicit, induce or knowingly encourage or take any action or facilitate any alternative acquisition transaction or, subject to certain exceptions, participate in discussions or negotiations regarding, or furnish any non-public information relating to, any alternative acquisition transaction or (ii) subject to certain exceptions, not to withdraw or modify in a manner adverse to the Company, the recommendation of the SSNF board of directors that SSNF’s shareholders approve the Merger Agreement and the Merger. In the event that SSNF receives a proposal with respect to an alternative acquisition transaction that the SSNF board of directors determines is superior to the Merger, the Company will have an opportunity to match the terms of such proposal, subject to certain requirements.

Conditions to Closing. Consummation of the Merger is subject to various customary conditions, including (i) approval of the Merger Agreement and the Merger by shareholders of SSNF; (ii) the receipt of certain regulatory approvals; (iii) no injunctions or other legal restraints preventing the consummation of the Merger; (iv) the U.S. Securities and Exchange Commission (“SEC”) having declared effective the Company’s registration statement covering the issuance of shares of the Company’s common stock in the Merger; (v) the receipt by each party of a tax opinion to the effect that the Merger will qualify as a reorganization within the meaning of 368(a) of the Internal Revenue Code of 1986, as amended; (vi) the accuracy of representations and warranties of the parties and compliance by the parties with their respective covenants and obligations under the Merger Agreement (subject to customary materiality qualifiers) and (vii) the absence of a material adverse effect with respect to the either the Company or SSNF.

Termination; Termination Fee. The Merger Agreement may be terminated in certain circumstances, including: (i) by mutual written agreement of the parties, (ii) by either party if any regulatory approval required for consummation of the transactions contemplated by the Merger Agreement has been denied by final non-appealable action by the relevant governmental authority or an application for such approval has been permanently withdrawn at the request of a governmental authority, (iii) by either party if the approval of the shareholders of SSNF is not obtained, (iv) by either party in the event of a material breach by the other party of any representation, warranty or covenant contained in the Merger Agreement and such breach is not cured within thirty days, (v) by either party if the Merger is not consummated on or before June 30, 2018, subject to automatic extension to August 31, 2018 if the only outstanding closing condition is the receipt of regulatory approvals, (vi) by the Company if SSNF’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with each of the SSNF shareholder meeting, (vii) by SSNF if the price of the Company’s common stock decreases in comparison to the specified ratio provided in the Merger Agreement and the Company elects not to increase the merger consideration. SSNF will pay the Company a termination fee equal to $1.2 million in the event (i) SSNF receives a superior proposal and the Merger Agreement is terminated because the required SSNF shareholder approval is not obtained or by the Company because of SSNF’s material breach of representations, warranties or covenants and SSNF enters into a superior proposal within 12 months of such termination or (ii) the Merger Agreement is terminated by the Company because SSNF’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with the SSNF shareholder meeting.

Voting Agreements

In connection with entering into the Merger Agreement, directors and certain shareholders of SSNF have entered into voting agreements (the “Voting Agreements”), pursuant to which each such shareholder agreed to vote his, her or its shares of SSNF common stock in favor of approval of the Merger Agreement and transactions contemplated therein and against certain other actions, proposals, transactions or agreements that would be detrimental to the consummation of the Merger. The Voting Agreements generally prohibit the sale or transfer of the shares held by each such shareholder until the earlier of (i) termination of the Merger Agreement and (ii) receipt of the approval of the shareholders of SSNF. The Voting Agreements terminate upon the earlier of (i) the consummation of the Merger, (ii) the amendment of the Merger Agreement in any manner that materially and adversely affects any rights of the shareholder, (iii) the termination of the Merger Agreement or (iv) three years from the date of the Voting Agreements.

Director Non-Compete Agreements

In connection with entering into the Merger Agreement, each of the directors of SSNF and Sunshine Community Bank entered into a Non-Competition and Non-Disclosure Agreement with the Company, which contains provisions related to the non-disclosure of confidential information and trade secrets, non-solicitation of customers with whom such directors had material contact, non-competition within a restricted territory and non-recruitment of employees.

Cautionary Statements Regarding Forward-Looking Information.

This Current Report contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the Merger, the expected returns and other benefits of the Merger, to shareholders, expected improvement in operating efficiency resulting from the Merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the Merger on the Company’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (4) the risk of successful integration of SSNF’s business into the Company, (5) the failure to obtain the necessary approvals by the shareholders of SSNF, (6) the amount of the costs, fees, expenses and charges related to the Merger, (7) the ability by the Company to obtain required governmental approvals of the Merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the Merger, (9) the failure of the closing conditions in the Merger Agreement to be satisfied, or any unexpected delay in closing of the Merger, (10) the risk that the integration of SSNF’s operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by the Company’s issuance of additional shares of its common stock in the merger transaction, and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2016, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SSNF’s Annual Reports on Form 10-K for the year ended December 31, 2016, and other documents subsequently filed by the Company and SSNF with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither the Company nor SSNF undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this Current Report on Form 8-K, the exhibits hereto or any related documents, the Company and SSNF claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information About the Merger and Where to Find It

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  In connection with the proposed Merger, the Company will file with the SEC a registration statement on Form S-4 that will include a proxy statement of SSNF and a prospectus of the Company, as well as other relevant documents concerning the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANT, SSNF AND THE PROPOSED MERGER. The proxy statement/prospectus will be sent to the shareholders of SSNF seeking the required shareholder approvals. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by the Company and SSNF through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by the Company will also be available free of charge by directing a written request to The First Bancshares, Inc., 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402 Attn: Corporate Secretary, Chandra Kidd. The Company’s telephone number is (601) 268-8998. Documents filed with the SEC by SSNF will also be available free of charge by directing a written request to Sunshine Financial, Inc., 1400 East Park Avenue, Tallahassee, Florida 32301, Attn: Brian Baggett. SSNF’s telephone number is (850) 219-7200.

Participants in the Transaction

The Company, SSNF and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of SSNF in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about the Company and its directors and officers may be found in the definitive proxy statement of the Company relating to its 2017 Annual Meeting of Stockholders filed with the SEC on April 12, 2017. Additional information about SSNF and its directors and officers may be found in the definitive proxy statement of SSNF relating to its 2017 Annual Meeting of Stockholders filed with the SEC on April 18, 2017. The definitive proxy statement can be obtained free of charge from the sources described above.

Item 9.01	Financial Statements and Exhibits

(d)	EXHIBITS

99.1	Press Release dated December 6, 2017
99.2	Investor Presentation dated December 6, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST BANCSHARES, INC.

By:	/s/ Donna T. (Dee Dee) Lowery
Name:	Donna T. (Dee Dee) Lowery
Title:	Chief Financial Officer

Date: December 6, 2017

Exhibit 99.1

First Bancshares, Inc. Announces the Acquisition of Sunshine Financial, Inc.

Hattiesburg, MS and Tallahassee, FL, Dec. 6, 2017 – The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares” or “the Company”), holding company for The First, A National Banking Association (“The First”), announced today the signing of an Agreement and Plan of Merger with Sunshine Financial, Inc. (“Sunshine”), parent company of Sunshine Community Bank, under which First Bancshares has agreed to acquire 100% of the common stock of Sunshine in a combined stock and cash transaction.

Under the terms of the Agreement and Plan of Merger, each Sunshine shareholder will have the option to receive either $27.00 in cash or 0.93 of a share of First Bancshares’ common stock in exchange for each share of Sunshine common stock, subject to customary pro-ration and reallocation procedures, so that 75% of Sunshine shares will receive the stock consideration and 25% will receive the cash consideration. The aggregate consideration is valued at approximately $32.1 million, based on 1,027,599 Sunshine common shares outstanding, 80,000 Sunshine in-the money options and FBMS’ stock price of $33.35 per share as of December 6, 2017.

At September 30, 2017, Sunshine had approximately $194 million in assets, $161 million in loans, $142 million in deposits and $22.2 million in stockholder’s equity. Sunshine Community Bank serves Leon County, Florida, through 5 locations operating in Tallahassee. The transaction will expand The First’s footprint in the Florida panhandle, including its entry into the Tallahassee market.

The Agreement and Plan of Merger has been approved by the Boards of Directors of First Bancshares and Sunshine. The closing of the transaction, which is expected to occur in the second quarter of 2018, is subject to customary conditions, including regulatory approval and approval by the shareholders of Sunshine.

Louis O. Davis, Jr., President and Chief Executive Officer of Sunshine, commented, “We are very happy to join First Bancshares and believe this combination will provide significant value to our shareholders, clients and employees. We also believe this is a natural fit which increases lending capabilities, expands capital resources and provides a more expansive product offering to the Tallahassee business community.”

Advisors

Keefe, Bruyette and Woods, Inc. served as financial advisor to First Bancshares, and Alston & Bird LLP served as its legal advisor. Banks Street Partners, LLC served as financial advisor to Sunshine and Silver, Freedman, Taff & Tiernan LLP served as its legal advisor.

Combined Company

Upon completion of all transactions, including First Bancshares pending acquisition of Southwest Banc Shares, Inc., the combined Company will have approximately $2.4 billion in total assets, $2.0 billion in total deposits and $1.6 billion in total loans. The Company will have 63 locations in Mississippi, Louisiana, Alabama, and Florida.

M. Ray “Hoppy” Cole, President & Chief Executive Officer of First Bancshares and The First, commented,

“We are excited and look forward to welcoming the clients and employees of Sunshine to our team. Sunshine is well known in Tallahassee as a customer focused organization that delivers exemplary service. These attributes align perfectly with our commitment to service at The First.

The combination of our companies will provide increased capacity with expanded product lines to better serve our existing clients and aggressively pursue new relationships.

Tallahassee is a growing market which is a natural extension of our strategic vision to build market share in the Florida panhandle and a continuation of our plan to build a regional community bank in the Gulf South.

We welcome those Sunshine shareholders who will become shareholders of First Bancshares. Local ownership is an integral part of our community bank model. Our Company will continue to be focused on safe, sound, profitable growth and will look for opportunities to enhance shareholder value.”

Conference Call

First Bancshares will host a conference call for analysts and investors on Thursday, December 7, 2017 at 10:30 a.m. CT to discuss the transaction with Sunshine, as well as First Bancshares’ pending acquisition of Southwest Banc Shares, Inc. and its recent capital raise. The call can be accessed by dialing (866) 341-8906 (toll free) or (706) 758-0262 (international) and by identifying the conference ID number 3377939. For those unable to listen to the conference call live, a recording of the conference call will be available from approximately 1:30 p.m. CT December 7, 2017 through December 14, 2017 by dialing (855) 859-2056 or (404) 537-3406 and by identifying the conference ID number 3377939.

Additionally, an investor presentation summarizing the transaction, including key operating assumptions, is available on FBMS's website at https://www.thefirstbank.com/ under investor relations.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in Mississippi, Louisiana, Alabama and Florida. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

About Sunshine Financial, Inc.

Sunshine Financial, Inc. is the holding company of Sunshine Community Bank, a community savings bank with five branch locations in Tallahassee, Florida. Sunshine’s stock is traded on the OTCPink under the symbol SSNF. Additional information is available on Sunshine Community Bank’s website: https://www.sunshinesavingsbank.com/.

Forward Looking Statement

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the Merger, the expected returns and other benefits of the Merger, to shareholders, expected improvement in operating efficiency resulting from the Merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the Merger on the Company’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (4) the risk of successful integration of Sunshine’s business into the Company, (5) the failure to obtain the necessary approvals by the shareholders of Sunshine, (6) the amount of the costs, fees, expenses and charges related to the Merger, (7) the ability by the Company to obtain required governmental approvals of the Merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the Merger, (9) the failure of the closing conditions in the Merger Agreement to be satisfied, or any unexpected delay in closing of the Merger, (10) the risk that the integration of Sunshine’s operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by the Company’s issuance of additional shares of its common stock in the merger transaction, and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2016, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sunshine’s Annual Reports on Form 10-K for the year ended December 31, 2016, and other documents subsequently filed by the Company and Sunshine with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither the Company nor Sunshine undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this new release or any related documents, the Company and Sunshine claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information About the Merger and Where to Find It

In connection with the proposed Merger, the Company will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of Sunshine and a prospectus of the Company, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, SUNSHINE AND THE PROPOSED MERGER. The proxy statement/prospectus will be sent to the shareholders of Sunshine seeking the required shareholder approvals. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by the Company and Sunshine through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by the Company will also be available free of charge by directing a written request to The First Bancshares, Inc., 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402 Attn: Chandra Kidd. The Company’s telephone number is (601) 268-8998. Documents filed with the SEC by Sunshine will also be available free of charge by directing a written request to Sunshine Financial, Inc., 1400 East Park Avenue, Tallahassee, Florida 32301, Attn: Brian Baggett. Sunshine’s telephone number is (850) 219-7200.

Participants in the Transaction

The Company, Sunshine and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Sunshine in connection with the proposed transaction. Information about these participants may be found in the definitive proxy statement of the Company filed with the SEC on April 12, 2017 and the definitive proxy statement of Sunshine filed with the SEC on April 18, 2017. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. The definitive proxy statement can be obtained free of charge from the sources described above.

For additional information, contact:

The First Bancshares, Inc.	Sunshine Financial, Inc
M. Ray “Hoppy” Cole, Jr. Chief Executive Officer Dee Dee Lowery Chief Financial Officer (601) 268-8998	Louis O. Davis, Jr. President and Chief Executive Officer (850) 219-7200

Exhibit 99.2

December 6 , 2017 Acquisition of Sunshine Financial, Inc. by The First Bancshares, Inc.

ABOUT THE FIRST BANCSHARES, INC.: The First Bancshares, Inc. (“FBMS” or the “Company”), headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Mississippi, Louisiana, Alabama and Florida. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Contact: Chandra Kidd, Corporate Secretary. NON - GAAP FINANCIAL MEASURES FBMS reports its results in accordance with United States generally accepted accounting principles (“GAAP”). However, management believes that certain non - GAAP performance measures used in managing the business may provide meaningful information about underlying trends in its business. Non - GAAP financial measures should be viewed in addition to, and not as an alternative for, FBMS’ reported results prepared in accordance with GAAP. ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT In connection with the proposed merger of FBMS and Sunshine Financial, Inc. (“SSNF”), FBMS will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S - 4 that will include a proxy statement of SSNF and a prospectus of FBMS, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S - 4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S - 4 AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FBMS, SSNF AND THE PROPOSED MERGER. The proxy statement/prospectus will be sent to the shareholders of SSNF seeking the required shareholder approvals. Investors and security holders will be able to obtain free copies of the registration statement on Form S - 4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by FBMS through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by FBMS will also be available free of charge by directing a written request to The First Bancshares, Inc., 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402 Attn: Chandra Kidd, Corporate Secretary. FBMS’ telephone number is (601) 268 - 8998. 2 Safe Harbor PARTICIPANTS IN THE TRANSACTION FBMS, SSNF and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of SSNF in connection with the proposed transaction. Information about these participants may be found in the definitive proxy statement of FBMS filed with the SEC on April 12, 2017 and the definitive proxy statement of SSNF filed with the SEC on April 18, 2017. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. The definitive proxy statement can be obtained free of charge from the sources described above. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

3 This presentation contains “forward - looking statements” as defined in the Private Securities Litigation Reform Act of 1995, and is intended to be protected by the safe harbor provided by the same. These statements are subject to numerous risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: competitive pressures among fina nci al institutions increasing significantly; economic conditions, either nationally or locally, in areas in which FBMS conducts operations being less favorable than expected; legislation or regulatory changes which adversely affect the ability of the consolidated company to conduct business combinations or new operations; and risks related to the proposed acquisition of Sunshine Financial, Inc. including the risk that the proposed transaction does not close when expected or at all because required regulatory or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all, the ter ms of the proposed transaction may need to be modified to satisfy such approvals or conditions, and the risk that anticipated benef its from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general econ omi c and market conditions. For additional information concerning factors that could cause actual conditions, events or results t o materially differ from those described in the forward - looking statements, please refer to the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FBMS ’ Annual Report on Form 10 - K for the year ended December 31, 2016, which is available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward - looking statements will occur, or if any of them do so, what impact they will have on the results of operations or financial condition of FBMS or SSNF. FBMS disclaims any obligation to update any factors or to announce publicly the result of revisions to any forward - looking statements included herein to reflect future events or developments, except to the extent required by law. Forward Looking Statement

4 Transaction Rationale □ Advances strategy of building a regional community bank across the Gulf South region through expansion into attractive new ma rke t □ Opportunity to expand relationships with Sunshine customers – Stronger balance sheet and capital base to support increased borrowing needs – Broader array of products and services offered □ Acquisition of 60+ year old institution with quality core customer base and low cost of deposits □ Significant opportunity for cost savings Strategic Rationale Financially Attractive □ Mid single digit EPS accretion, with minimal initial tangible book value dilution, projected to be earned back inside of 3 years (1) □ Upper single digit EPS accretion, with slight tangible book value accretion, and no earnback (2) □ Pro forma company remains well capitalized □ Internal rate of return exceeds internal threshold □ Improved pro forma profitability levels Risk Mitigants □ Established franchise with a history of exceptional connectivity to the Tallahassee market □ Comprehensive due diligence process completed □ Credit Risk Management reviewed more than 40% of the total portfolio and over 85% of the CRE loan portfolio □ Experienced Southeast acquirer – completed 6 acquisitions since 2011 □ Compatible cultures and expected retention of key local lenders Source: SNL Financial Data as of or for the three months ended 9/30/17 Core deposits defined as total deposits less deposits greater than $250,000 (1) Relative to FBMS, pro forma for the recent capital raise and acquisition of Southwest Banc Shares, Inc. (2) Relative to FBMS, as of 9/30/17 prior to any announced deals

MISSISSIPPI FLORIDA ALABAMA LOUISIANA Huntsville Tuscaloosa Birmingham Tallahassee Pensacola Mobile Montgomery Hattiesburg Baton Rouge Jackson Shreveport Gulfport New Orleans Oxford 5 Executing on our Gulf South Growth Plan □ Consistent with expansion strategy first developed in 2009 – Focused on branch expansion and acquisitions in MS, AL, LA, and FL □ Compatible cultures and retention of key employees □ Strong credit quality □ Immediate and material EPS accretion □ Manageable initial tangible book value dilution with reasonable earnback period □ Conservative, achievable r esults M&A Rationale Gulf South Footprint FBMS Southwest SSNF LPO

First Bancshares, Inc. (Nasdaq: FBMS) Overview of Transaction Terms 6 Acquirer Fixed Consideration Mix (1) Cash Consideration Indicative Price Per Share (2) Aggregate Transaction Value (3) Price / Tangible Book Value Price / LTM Earnings (Incl. Cost Savings) 75% stock / 25% cash $27.00 for each share of SSNF $30.01 $32.1 million 145% 11.7x SSNF Pro Forma Ownership (4) 5.5% Financial Data as of 9/30/17 (1) S ubject to shareholder election, though consideration mix subject to limitation that total stock consideration will not exceed 75% and t ota l cash consideration will not exceed 25% (2) Blended per share price based on FBMS’ stock price of $33.35 as of 12/6/17, a fixed exchange ratio of 0.93x for 75% of SSNF shares and a cash payment of $27.00 per share for 25% of SSNF sha res (3) Inclusive of 80,000 in - the - money options with a weighted average strike price if $11.63, cashed out at $27.00 (4) Inclusive of shares issued in recent capital raise and pending acquisition of Southwest Banc Shares, Inc. Sunshine Lending Team Key personnel executed employment agreements Required Approvals Customary regulatory approvals and SSNF shareholder approval Expected Closing Second quarter 2018 Sunshine Financial, Inc. (OTC Pink: SSNF) Target Stock Consideration 0.93 of a share of FBMS stock for each share of SSNF

7 Overview of Sunshine Financial, Inc. □ Holding Company for Sunshine Community Bank □ Headquartered in Tallahassee, FL □ Founded in 1952; former credit union – Converted in 2007 to a mutual savings bank – Converted in 2009 to a mutual holding company – Converted in 2011 to public stock company □ All branches are in the Tallahassee, FL MSA □ 49 full time employees □ Core funded franchise Branch Locations Key Franchise Facts Financial Highlights Source: SNL Financial Data as of or for the three months ended 9/30/17 (1) Data bank level Balance Sheet Trends SSNF Annualized CAGRs Loans: 11.4% Deposits: 3.3% Assets: 6.0% $96 $97 $104 $114 $135 $161 $122 $122 $128 $130 $138 $142 $147 $147 $151 $158 $173 $194 2012 2013 2014 2015 2016 Q3 '17 Loans Deposits Assets Balance Sheet ($mm) Assets $194 Loans 161 Deposits 142 Common Equity 22 Loans / Deposits 113% % Core Deposits 100 Profitability ROAA 0.46% Net Interest Margin 4.04 Efficiency Ratio 81.8 Cost of Deposits 0.26 Asset Quality NPAs / Assets (1) 2.12% Reserves / Loans 0.68 Loan Concentration C&D / CRE Loan Concentration 44 / 337%

Healthcare 24% Professional, Scientific, & Technical Services 21% Retail Trade 10% Finance and Insurance 8% Wholesale Trade 7% Construction 7% Educational Services 7% Information 4% Other Services 2% Real Estate 2% Manufacturing 2% Transportation 1% Waste Management 1% Other 3% 8 Tallahassee Market Highlights Tallahassee - Leon County Economy Market Demographics Projected Population Growth (%) Projected Household Income Growth (%) Projected 2023 Household Income ($) □ Health services and higher education are large drivers of Tallahassee’s economic growth – Over 33% of the labor force works for the state or local government – Florida State University and Florida A&M attract over 90,000 students and provide 10,000+ jobs □ Visitors to Tallahassee created $ 771 million in economic impact during 2016 □ 18,398 businesses operating in the Tallahassee, FL MSA Deposit data as of 6/30/17 Source : SNL Financial, oevforbusiness.org, fred.stlouisfed.org (1) Small – mid sized businesses defined as businesses with $5 million - $25 million in projected annual sales 2.3% 4.9% 1.7% 6.7% 2.8% 0.8% 4.6% 3.8% 0.0% 2.0% 4.0% 6.0% 8.0% FBMS SSNF AL FL LA MS Southeast US $51,792 $52,401 $48,225 $53,508 $49,765 $44,328 $54,678 $61,642 $35,000 $45,000 $55,000 $65,000 FBMS SSNF AL FL LA MS Southeast US 5.7% 6.7% 5.2% 7.8% 5.5% 5.6% 6.5% 7.3% 0.0% 2.5% 5.0% 7.5% 10.0% FBMS SSNF AL FL LA MS Southeast US Small – Mid Sized Tallahassee Businesses (1)

Gulfport - Biloxi - Daphne - Fairhope - Tallahassee Pascagoula Hattiesburg Foley Mobile Baton Rouge MSA MSA MSA MSA MSA MSA Total Population 385,452 394,284 150,052 210,065 416,252 838,481 # of Small - Mid Sized Businesses (1) 1,561 1,190 574 808 1,939 3,278 2016 GDP ($bn) (2) $13.7 $16.3 $5.9 $6.2 $16.8 $51.5 2015-2016 GDP Growth 4.3% 0.5% 2.7% 10.4% 1.2% 0.7% Current Unemployment Rate (September 2017) 3.3% 4.9% 4.1% 3.0% 4.0% 4.5% Historical Population Growth '12 - '17 3.3% 5.5% 2.4% 10.6% 0.1% 3.3% Projected Population Growth '18 - '23 4.3 3.4 2.5 7.1 1.2 3.3 Median Household Income $47,380 $44,455 $44,966 $50,590 $46,395 $55,301 Colleges and Universities 3 3 2 0 4 6 9 Source : SNL Financial, fred.stlouisfed.org, citytowninfo.com Deposit data as of 6/30/17 (1) Small – mid sized businesses defined as businesses with $5 million - $25 million in projected annual sales (2) Real Gross Domestic Product as measured on January 1 of each year Major Metropolitan Markets of Operation Tallahassee, FL MSA Attractive New Market with Familiar Characteristics Deposits Deposit Rank Institution ($mm) Market Share 1 SunTrust Banks Inc. $1,269 16.7% 2 Wells Fargo & Co. 1198 15.8 3 Capital City Bank Group Inc. 1109 14.6 4 BB&T Corp. 861 11.3 5 Bank of America Corp. 830 10.9 6 Home BancShares Inc. 453 6.0 7 FMB Banking Corp. 347 4.6 8 Regions Financial Corp. 308 4.1 9 Prime Meridian Holding Co. 307 4.1 10 Synovus Financial Corp. 281 3.7 11 Hancock Holding Co. 279 3.7 12 Sunshine Financial, Inc. 145 1.9 13 Ameris Bancorp 113 1.5 14 American Commerce Bancshares Inc. 53 0.7 15 PeoplesSouth Bancshares Inc. 36 0.5 Market Total $7,588 100.0

10 Extensive Due Diligence Conducted 10 □ Close coordination with SSNF’s Management team in all aspects of strategy and operations □ Risk management analysis done by FBMS’ senior management, including CEO, CFO, COO, Credit Risk Manager, Credit Administrator, Chief Retail Banking Officer, and local market Presidents □ Comprehensive credit review of SSNF’s loan portfolio utilizing both internal and external resources ▪ All performing loans with exposure greater than $500,000 ▪ All internally classified loans (Substandard or worse) ▪ All loans more than 29 days past due with exposure greater than $50,000 ▪ In total, 44% of the total loan portfolio and 86% of the Commercial Real Estate loan portfolio by loan balance was reviewed □ All OREO properties individually evaluated for impairment □ Thorough balance sheet and liquidity analysis

11 Cost Savings Transaction Expense Loan Mark Other Marks CDI □ Estimated noninterest expense savings of 45% – 50% realized during 2018 and 100% achieved in 2019 and thereafter □ Estimated one - time transaction expenses of $5.5 million (after - tax) □ Gross loan mark of $2.8 million (1.8% of gross loans) □ $34 thousand mark on OREO (25%) □ Core deposit intangibles of 1.50% of transaction accounts; amortized straight - line over 10 years Revenue Synergies □ None modeled; but opportunities identified Transaction Assumptions

12 Core Earnings Ability LTM Core Earnings Reconciliation ($000) Source: SNL Financial Data for the twelve months ended 9/30/17 (1) Based on SSNF’s reported LTM non interest expense of $7.4 million, inclusive of 100% realization for illustrative purposes $591 $557 $2,705 ($34) $2,148 $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 Net Income Less: After-Tax Non-Recurring Revenue Adjusted Net Income 45% After-Tax Expense Saves Adjusted After-Tax Net Income □ Baseline earnings of $2.7 million □ Excludes revenue synergies opportunities (1)

Estimated Pro Forma Financial Metrics

Key Transaction Impacts to FBMS (1)		
Scenarios:	Sunshine (2)	Capital + Southwest + Sunshine (3)
2019 EPS Impact	Mid Single-Digit Accretion	Upper Single-Digit Accretion
IRR	Exceeds Internal Thresholds	Exceeds Internal Thresholds
Initial Tangible Book Value Impact	Slight Dilution	Slight Accretion
Tangible Book Value Earnback Period	< 3 years	None

		Pro Forma (1)	
Scenarios:	Standalone	Capital Raise + Southwest	Capital + Southwest + Sunshine
Capital Ratios			
TCE / TA	8.0%	9.3%	8.9%
Leverage Ratio	8.4%	9.7%	9.2%
Common Equity Tier 1 Ratio	10.0%	12.0%	11.4%
Tier 1 Ratio	10.7%	12.6%	11.9%
Total Risk-Based Ratio	11.3%	13.1%	12.3%
Loan Concentration (4)			
C&D / Total Capital	101%	85%	83%
CRE / Total Capital	244%	208%	218%
Balance Sheet and Liquidity ($bn)			
Assets	$1.8	$2.2	$2.4
Loans	$1.2	$1.5	$1.6
Deposits	$1.5	$1.9	$2.0
Loans / Deposits	79%	79%	80%

Standalone data as of 9/30/17

(1) Estimated financial impact is presented solely for illustrative purposes. Includes acquired assets with corresponding purchase accounting marks, deal related expenses and net proceeds from recent $58.4 million capital raise

(2) Relative to FBMS, pro forma for the recent capital raise and acquisition of Southwest Banc Shares, Inc.

(3) Relative to FBMS, as of 9/30/17 prior to any announced deals

(4) Bank level total capital

The First BANCSHARES, INC.

13

Mississippi 43% Lousiana 15% Alabama 30% Florida 12% 14 Overview of Our Combined Company Combined Company Footprint Pro Forma Highlights (1) Pro Forma Deposits by State (1) Pro Forma Loans by State (1) Source: SNL Financial Data as of or for the three months ended 9/30/17; deposit data as of 6/30/17 (1) Includes pending acquisition of Southwest Banc Shares, Inc. and SSNF; excludes purchase accounting adjustments FBMS Southwest SSNF Assets $2.4bn Loans 1.6bn Deposits 2.0bn Loans / Deposits 80% MISSISSIPPI FLORIDA ALABAMA LOUISIANA Huntsville Tuscaloosa Birmingham Tallahassee Pensacola Mobile Montgomery Hattiesburg Baton Rouge Jackson Shreveport Gulfport New Orleans Oxford Mississippi 38% Lousiana 16% Alabama 31% Florida 15%

15 Summary 15 □ B uilds upon M&A growth strategy in the Gulf South □ Expands the franchise into an attractive new market □ C reates significant growth opportunity through expected retention of experienced lending team □ Enhances growth and profitability outlook □ Positions company well for future

APPENDIX

C&D 14% 1 - 4 Family 26% Multifamily 3% Owner - Occupied CRE 22% Non Owner - Occupied CRE 16% C&I 14% Consumer & Other 4% Farmland 2% 17 Pro Forma Loan Composition SSNF FBMS (1) Pro Forma (2) Yield on Total Loans: 4.86% Yield on Total Loans: 4.82% Source: SNL Financial Dollars in thousands D ata as of or for the three months ended 9/30/17; SSNF data bank level Note: Pie charts may not total to 100% due to rounding (1) Pro forma for pending acquisition of Southwest Banc Shares, Inc. (2) Excludes purchase accounting adjustments C&D 5% 1 - 4 Family 44% Owner - Occupied CRE 9% Non Owner - Occupied CRE 34% C&I 3% Consumer & Other 6% C&D 13% 1 - 4 Family 28% Multifamily 3% Owner - Occupied CRE 21% Non Owner - Occupied CRE 18% C&I 12% Consumer & Other 4% Farmland 1% Loan Portfolio Amount % of Total C&D $202,782 13.7% 1-4 Family 392,396 26.5 Multifamily 45,830 3.1 Owner-Occupied CRE 324,681 21.9 Non Owner-Occupied CRE 236,058 15.9 C&I 200,871 13.6 Consumer & Other 54,948 3.7 Farmland 23,907 1.6 Gross Loans & Leases $1,481,473 100.0 % Loan Portfolio Amount % of Total C&D $8,151 5.1% 1-4 Family 69,925 43.5 Multifamily 0 0.0 Owner-Occupied CRE 13,695 8.5 Non Owner-Occupied CRE 54,496 33.9 C&I 4,325 2.7 Consumer & Other 10,046 6.3 Farmland 0 0.0 Gross Loans & Leases $160,638 100.0 % Loan Portfolio Amount % of Total C&D $210,933 12.8% 1-4 Family 462,321 28.2 Multifamily 45,830 2.8 Owner-Occupied CRE 338,376 20.6 Non Owner-Occupied CRE 290,554 17.7 C&I 205,196 12.5 Consumer & Other 64,994 4.0 Farmland 23,907 1.5 Gross Loans & Leases $1,642,111 100.0%

18 Pro Forma Deposit Composition SSNF FBMS (1) Pro Forma (2) Cost of Total Deposits: 0.36% Cost of Total Deposits: 0.26% Source: SNL Financial Dollars in thousands Data as of 9/30/17; SSNF data bank level Jumbo time deposits defined as time deposits greater than $250,000 Note: Pie charts may not total to 100% due to rounding (1) Pro forma for pending acquisition of Southwest Banc Shares, Inc. (2) Excludes purchase accounting adjustments Demand Deposits 20% NOW Accounts 38% Money Market & Savings 22% Retail Time Deposits 16% Jumbo Time Deposits 4% Demand Deposits 25% NOW Accounts <1% Money Market & Savings 62% Retail Time Deposits 12% Jumbo Time Deposits <1% Demand Deposits 21% NOW Accounts 35% Money Market & Savings 25% Retail Time Deposits 15% Jumbo Time Deposits 4% Deposit Composition Amount % of Total Demand Deposits $377,319 20.3 % NOW Accounts 700,515 37.7 Money Market & Savings 415,505 22.3 Retail Time Deposits 290,587 15.6 Jumbo Time Deposits 76,426 4.1 Total Deposits $1,860,352 100.0 % Deposit Composition Amount % of Total Demand Deposits $35,964 24.7 % NOW Accounts 605 0.4 Money Market & Savings 90,833 62.3 Retail Time Deposits 17,992 12.3 Jumbo Time Deposits 293 0.2 Total Deposits $145,687 100.0 % Deposit Composition Amount % of Total Demand Deposits $413,283 20.6 % NOW Accounts 701,120 35.0 Money Market & Savings 506,338 25.2 Retail Time Deposits 308,579 15.4 Jumbo Time Deposits 76,719 3.8 Total Deposits $2,006,039 100.0%